Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-173856) and related Prospectus of U.S. Auto Parts Network, Inc. for the registration of up to $200,000,000 of its common stock and to the incorporation by reference therein of our report dated March 12, 2010, with respect to the consolidated financial statements of U.S. Auto Parts Network, Inc. included in its Annual Report on Form 10-K for the year ended January 1, 2011.

/s/ Ernst & Young LLP

Los Angeles, California
August 8, 2011